Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by Trustmark Corporation, a Mississippi corporation (the “Company”), and Gerard R. Host (the “Executive”) on October 27, 2020, and is effective as of January 1, 2021.

WHEREAS, the Board of Directors of the Company has elected the Executive to become the Company’s Executive Chairman effective as of January 1, 2021;

WHEREAS, the Company desires to enter into this Agreement to continue to retain Executive’s services and reflect Executive’s election to the position of Executive Chairman;

WHEREAS, Executive has agreed to enter into this Agreement to set forth the terms and conditions of Executive’s continued employment with the Company in his position as Executive Chairman.

NOW, THEREFORE, in consideration of the mutual premises and agreements herein contained, the parties, intending to be legally bound, hereby agree as follows:

1.Term of Employment; Termination of Current Agreement.  The term (the “Term”) of the Executive’s employment under this Agreement shall commence on the first day of January, 2021 (the “Commencement Date”), and shall continue until the 2022 annual meeting of the Company’s shareholders, unless terminated earlier as provided in Section 5.  This Agreement shall replace your current Employment Agreement, which was originally effective January 1, 2011, and amended effective February 15, 2018 and December 10, 2019 (as amended, the “Current Agreement”), which shall terminate immediately before the Commencement Date.

2.Duties of Employment.  The Executive agrees for the Term to render his services to the Company as its Executive Chairman, and in connection therewith, to perform such duties commensurate with his office or position as he shall reasonably be directed by the Board of the Directors of the Company (the “Board”) to perform.  When and if requested to do so by the Board, the Executive shall serve as a director and officer of Trustmark National Bank (the “Bank”) any other subsidiary or affiliate of the Company.  The Executive shall perform such duties faithfully and diligently at all times.  Executive represents and warrants that Executive has no contractual commitments or other legal obligations that would prohibit Executive from performing Executive’s duties for the Company.  The Executive shall have no other employment while he is employed by the Company; provided, however, that the Executive may (a) participate in civic, charitable and religious activities, and (b) serve on an advisory board or the board of directors of up to two (2) companies which do not compete with the Company and in such capacity attend regularly scheduled board meetings to the extent approved in writing in advance by the Board.

3.Compensation and Other Benefits.

3.1.Base Salary.  The Company shall pay to the Executive a base salary in an amount not less than $700,000 annually.  At any time, the Human Resources Committee of the Board, or any successor committee of the Board charged with oversight of and responsibility for executive compensation (the “HR Committee”) may reduce the annual salary amount, even to below

$700,000, when substantially the same, or more severe, action is being taken with respect to the annual salary of other senior executives.  Payment shall be made in accordance with the Company’s usual payroll practices for senior executives.  The annual base salary set forth in this Section 3.1, as in effect at any particular time, shall hereinafter be referred to as the “Base Salary.”

3.2.Annual Bonus.  In addition to the Base Salary, the Executive shall have the opportunity annually to earn as a bonus sixty percent (60%) of his Base Salary (such bonus opportunity, the “Target Award Opportunity”).  In determining the actual bonus earned by the Executive (the “Annual Bonus”), the HR Committee shall have the discretion to increase the Annual Bonus above or decrease the Annual Bonus below the Target Award Opportunity.  In so doing the HR Committee’s determination shall be based upon an assessment of the performance of both the Executive and the Company taking into consideration such performance goals as may be established by the HR Committee periodically in consultation with the Executive.  Any Annual Bonus due hereunder shall be payable to the Executive no later than the 15th of the third month following the end of the year to which the Annual Bonus relates.

3.3.Equity Compensation.  The Company will grant to the Executive such equity compensation awards from time to time in such amounts as are determined in the sole discretion of the HR Committee.  Any such awards will be subject to the terms of the applicable equity incentive plan and award agreements.

3.4.Vacation.  The Executive shall be entitled to no less than four (4) weeks of paid vacation for each calendar year of the Term, in accordance with the Company’s applicable vacation policy, as in effect from time to time.

3.5.Participation in Employee Benefit Plans.  The Executive shall be permitted to participate in all group life, medical, dental, vision and disability insurance plans, other health programs, pension plans, similar benefit plans or other so-called “fringe benefit programs” of the Company and its subsidiaries as are now existing or as may hereafter be revised or adopted and offered to senior executives generally, to the extent the Executive is eligible under the eligibility provisions of the relevant plan.

4.Confidentiality, Intellectual Property Rights, Nonsolicitation and Anti-Raiding, and Noncompete.

4.1.Confidentiality.  The Executive covenants and agrees that Confidential Information (as defined below) is a valuable, special, and unique asset of the Company. The Executive covenants and agrees that all Confidential Information shall be held in a fiduciary capacity and treated as confidential by him and shall not be disclosed, communicated or divulged by him or used by him for the benefit of any person or entity (other than the Company, its subsidiaries or affiliates) unless expressly authorized in writing by the Board, or unless the Confidential Information becomes generally available to the public otherwise than through disclosure by the Executive. The Executive further agrees that the Executive will use Confidential Information solely for purposes of performing Executive’s job duties for the Company, and that the Executive will return any and all Confidential Information in Executive’s possession upon the request of the Company at any time and at the termination of Executive’s employment. Notwithstanding this Section 4.1, nothing in this Agreement shall prohibit the Executive from reporting possible violations of law to a governmental agency or entity or require the Executive to seek authorization or notify the Company if the

Executive makes such reports. The Executive is hereby advised that the Executive may be entitled to immunity from liability for certain disclosures of trade secrets under the Defend Trade Secrets Act, 18 U.S.C. § 1833(b).  The provisions of this Section 4.1 shall survive the expiration or termination of the Term for any reason. As used herein, “Confidential Information” shall mean any and all trade secrets, confidential and proprietary information, and all other information and data of the Company (inclusive of predecessor companies that have been acquired by the Company) that is generally unknown to third persons who could derive economic value from its use or disclosure including, but not limited to, non-public customer information, including customer lists, customer requirements, customer needs, customer purchasing histories, and customer sales trends; product and services cost pricing and varying supplies and vendor information including costs, discount and rebate programs, and logistics information; and operational, financial, and marketing information propriety to or held confidential by the Company. Confidential Information may be contained in writing or in any other tangible medium of expression, including work product created by the Executive in rendering services for the Company.

4.2.Intellectual Property Rights. The Executive agrees that all writings, works of authorship, technology, discoveries, inventions, ideas, improvements and other work product of any nature, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive individually or jointly with others during the period of the Executive’s employment by the Company and relating in any way to the business or contemplated business of the Company (regardless of when or where prepared or whose equipment or other resources is used in preparing the same), and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”) is and will remain the sole and exclusive property of the Company, and the Executive has no interest therein. The Company is and will remain the sole and exclusive owner in all right, title and interest of every kind in and to Work Product, including all rights in and to copyrights, trade secrets, trademarks (and related goodwill), mask works, patents and other intellectual property rights therein arising in any jurisdiction through the world, and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”). The Executive acknowledges and agree that, to the extent permitted by applicable law, all Work Product are “works made for hire” by the Executive for the Company as defined in 17 U.S.C. §101, as amended. The Executive further waives all claims to moral rights in any Work Product. To the extent the Executive has any right, title or interest in or to any Work Product, the Executive hereby irrevocably and unconditionally assign and transfer to the Company all such right, title and interest in and to such Work Product, including any associated rights of renewal and all reversionary interests thereof, without further consideration. The Executive agrees to execute and deliver such instruments, and take such other action as may be required or requested by the Company, to carry out this assignment.  Further, the Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such instruments on the Executive’s behalf in the Executive’s name and to do all other lawfully permitted acts to transfer Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with a request from the Company. The power of attorney is coupled with an interest and will not be impacted by the Executive’s subsequent incapacity. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product so as to be less in any respect than that the Company would have had in the absence of this Agreement.

4.3.Nonsolicitation and Anti-Raiding.

(i)The Executive agrees that during Term and for a period of twenty-four (24) months following the effective date of termination of his employment for any reason, the Executive will not directly or indirectly, either for the Executive’s own accord or through another party or entity (whether as director, officer, consultant, principal, employee, agent or otherwise), take any action, or attempt any action, in any manner: (i) to solicit or divert, or attempt to solicit or divert, any person, concern or entity which is doing business with the Company or any of its subsidiaries at the time of termination of the Executive’s employment from doing business with the Company or any of its subsidiaries or otherwise alter its relationship with the Company or any of its subsidiaries; (ii) to induce or attempt to induce any customer or supplier of the Company or any of its subsidiaries to cease being a customer or supplier of the Company or any of its subsidiaries, or otherwise change its relationship with the Company or its subsidiaries; (iii) to disclose, directly or indirectly, to any person, firm or corporation the names or addresses, or any other information pertaining to them, of any customers or clients of the Company or any of its subsidiaries that the Executive serviced or became acquainted during the Executive’s employment with the Company or any of its subsidiaries; or (iv) to take any other action that is directly or indirectly competitive with the Company or any of its subsidiaries with respect to any customers or clients doing business with the Company or any of its subsidiaries at the time of termination of the Executive’s employment with the Company and its subsidiaries.

(ii)The Executive agrees that during Term and for a period of twenty-four (24) months following the effective date of termination of his employment for any reason, the Executive will not directly or indirectly, either on the Executive’s own accord or through another party or entity (whether as director, officer, consultant, principal, employee, agent or otherwise) attempt in any manner to solicit, employ or otherwise interfere with any of the Company’s or its subsidiaries’ contracts or relationships with any associate, officer, director, shareholder or independent contractor, existing at the time of the termination of the Executive’s employment the Company.

4.4.Noncompete.  The Executive agrees that during the period he is employed hereunder and for a period of twenty-four (24) months following the effective date of termination of his employment for any reason, he will not (except as a representative of the Company or with the prior written consent of the Board), directly or indirectly, engage, participate or make any financial investment, as an employee, director, officer, associate, consultant, agent, independent contractor, lender or investor, in the business of any person, firm, partnership, corporation or other enterprise that is engaged in direct competition with the business of the Company in any geographic area in which the Company is conducting such business at the date of termination.  Nothing in this Section 4.4 shall be construed to preclude the Executive from making any investments in the securities of any business enterprise whether or not engaged in competition with the Company, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign securities exchange and represent less than one percent (1%) of any class of securities of such business enterprise.  The Executive acknowledges that if his employment with the Company terminates for any reason, he can earn a livelihood without violating the foregoing restrictions and that the time period and scope of the foregoing restrictions are reasonably required for the protection of the Company’s valid business interests.

4.5.Acknowledgement. The Executive has carefully considered the nature and extent of the restrictions upon the Executive, and the rights and remedies conferred upon the Company under this Agreement, and hereby acknowledges and agrees that the same: (i) are reasonable in time and geographical scope and are designed to eliminate activities that would otherwise be unfair to the Company, in light of the protectable interests of the Company and its business operations; (ii) in the event the Executive’s employment with the Company terminates for any reason, will not prevent the Executive from earning a livelihood without violating the above described restrictions; (iii) do not confer a benefit upon the Company disproportionate to any detriment to the Executive; and (iv) are fully required to protect the Company’s legitimate, protectable interests as a leader in the banking and financial services industries involving confidential information including the Company’s goodwill, relationships, confidential information and other legally recognized protectable interests.

4.6.Remedies.  The Executive acknowledges that the Company has a protectable interest in enforcing the provisions of this Section 4 for the full length of Executive’s employment and following the termination of the Executive’s employment as specified herein. The Executive agrees that any violation of any provision of this Section 4 will result in immediate, irreparable harm to the Company and that money damages alone would not be an adequate remedy for any such violation. In addition to the rights and remedies conveyed in this Agreement, the Company shall be entitled, and is expressly and irrevocably authorized by the Executive, to seek specific enforcement and injunctive relief in a court of competent jurisdiction, without posting a bond or other security. This section shall in no manner be construed to limit other causes of action, rights, and relief to which the Company may be entitled. The Executive recognizes that if the Company is successful in obtaining any of the requested relief or damages under the terms of this Agreement, the Executive must pay reasonable attorneys’ fees, costs and expenses incurred by the Company in enforcing and obtaining relief or damages available under this Agreement. Without limiting the generality of the foregoing, the rights and remedies of the Company, and Executive’s obligations under this Agreement, are in addition to any respective rights, remedies and obligations, including the right to retain the Change in Control Severance Payments (as defined below) or Non-Change in Control Severance Payments (as defined below), under applicable law (including, but not limited to, laws relating to misappropriation of trade secrets) and under any other agreement between the Executive and the Company. The Executive agrees that Company or its successors or assigns may retain any Change in Control Severance Payments (as defined below) or Non-Change in Control Severance Payments (as defined below) as partially liquidated damages for such breach and not as a penalty.

5.Termination and Severance.

5.1.Notice of Termination.  Subject to the provisions of this Agreement, the Company and the Executive may terminate the Term on thirty (30) days written notice to the other party, which notice shall specify in detail the cause for termination, except that no prior written notice need be given by the Company in the event it terminates the Executive’s employment hereunder for Cause (subject to applicable cure provisions).

5.2.Voluntary Resignation without Good Reason.  The Executive may voluntarily terminate the Term and resign from employment with the Company by written notice to the Company specifying the effective date of such resignation.  Upon receipt of such notice, the Company shall have the right to terminate the Term immediately or at such other date as the Company may elect by written notice to the Executive and, in such event the termination shall be treated as a voluntary termination without Good Reason by the Executive.  Thereafter, the Company

shall have no further obligations or liabilities to the Executive, except for obligations to pay the Executive (1) any unpaid Base Salary earned through the effective date of termination; and (2) the Annual Bonus earned for the calendar year immediately preceding the calendar year of termination to the extent not already paid.

5.3.Death or Disability. In the event of the Executive’s death during the Term, the Term and the Executive’s employment shall terminate automatically. If the Executive becomes physically or mentally disabled during the Term so that he is unable to perform the services required of him pursuant to this Agreement for a period of ninety (90) days, the Company may terminate the Term and the Executive’s employment hereunder effective the 91st day after the date of such disability. In the event of a termination of employment due to death or disability, the Company shall pay to Executive (or in the case of Executive’s death, his designated beneficiary who survives him, or if none, to his surviving spouse, or if none, to his estate) (1) any unpaid Base Salary earned through the effective date of date of termination, (2) the Annual Bonus earned for the calendar year immediately preceding the calendar year of termination to the extent not already paid, and (3) a pro-rata share of the Target Award Opportunity for the calendar year of the Executive’s termination (calculated on the basis of the number of days elapsed in such year through the date of termination).  The Company shall pay to the Executive (or in the case of Executive’s death, Executive’s designated beneficiary, surviving spouse, or estate (as applicable)) such Annual Bonus in a lump sum as soon as practicable, and no later than March 15th of the year following the year to which such Annual Bonus relates, and shall also pay the pro-rata share of the Target Award Opportunity in a single lump sum no later than the 60th day following termination of the Executive’s employment.

5.4.Cause.

(i)The Company may terminate the Executive’s employment during the Term for Cause.  For purposes of this Agreement, “Cause” shall mean that the Executive has (1) committed an act of personal dishonesty, embezzlement or fraud; (2) misused alcohol or drugs; (3) failed to pay any obligation owed to the Company or any subsidiary or affiliate; (4) breached a fiduciary duty or deliberately disregarded any rule of the Company or any subsidiary or affiliate; (5) committed an act of willful misconduct or intentionally failed to perform stated duties; (6) willfully violated any law, rule or regulation (other than misdemeanors, traffic violations or similar offenses) or any final cease-and-desist order; (7) disclosed without authorization any Confidential Information of the Company or any subsidiary or affiliate, or engaged in any conduct constituting unfair competition, or induced any customer of the Company or any subsidiary or affiliate to breach a contract with the Company or any subsidiary or affiliate; (8) been convicted of, or entered a guilty plea or plea of no contest to, any felony or misdemeanor involving moral turpitude; (9) continually failed to perform substantially his duties with and responsibilities to the Company (other than any such failure resulting from incapacity due to Disability) after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and responsibilities; (10) violated in any material respect the Company’s, the Bank’s or any other subsidiary’s policies or procedures, including without limitation, the Code of Ethics; or (11) engaged in conduct that has resulted, or if it became known by any regulatory or governmental agency or the public is reasonably likely to result, in the good faith judgment of the Board, in material injury to the Company or any of its subsidiaries or affiliates, whether monetary, reputational or otherwise.

(ii)The Company may place the Executive on paid leave for up to thirty (30) days while it is determining whether there is a basis to terminate the Executive’s employment for Cause. Any such action by the Company will not constitute Good Reason (as defined below).

(iii)If, in the Company’s reasonable discretion, it is possible for the Executive to cure the grounds for Cause, the Executive shall be entitled to written notice from the Company of such grounds and the Executive shall have thirty (30) days after Executive’s receipt of such notice to cure such grounds, provided that any such cure must be to the Company’s reasonable satisfaction. The Company may terminate Executive’s employment immediately if the Company determines (A) that it is not possible for the Executive to cure the grounds for Cause, or (B) that following the expiration of the cure period, the grounds for Cause have not been cured.

(iv)If at any time during the Term the Company shall terminate the Executive for Cause the Company shall pay the Executive any unpaid Base Salary through the effective date of termination.

(v)For purposes of this Agreement and notwithstanding any other provision hereof, the Executive’s employment shall be deemed to have terminated for Cause if, after the Executive’s employment has ended for any reason, facts and circumstances are discovered no later than three (3) years after the Executive’s cessation of employment that would have justified, in the opinion of the Company, a termination for Cause. In such event, any payments or benefits provided to the Executive under this Agreement in connection with his termination of employment other than those which would be provided on a termination for Cause shall be forfeited, and any such payments or benefits previously received by the Executive pursuant to this Agreement in connection with his termination of employment in excess of those which would be provided on a termination for Cause shall be returned to the Company.

5.5.Good Reason.  “Good Reason” shall mean, without the Executive’s written consent, (1) a material diminution in the Executive’s authority, duties or responsibilities; (2) a material breach of this Agreement by the Company; (3) a relocation of the executive offices of the Company to a location more than 50 miles outside of Jackson, Mississippi; or (4) the failure of the Executive to be named as the Chief Executive Officer of any successor by merger to the Company. Notwithstanding the foregoing, no Good Reason shall be considered to exist if the Company has Cause to terminate the Executive’s employment; provided, however, the Executive has given written notice to the Company of the condition that could constitute “Good Reason” within thirty (30) days of the initial existence of such condition, such condition has not been remedied by the Company within thirty (30) days following receipt of such written notice and the Executive elects to terminate the Executive’s employment within thirty (30) days following the expiration of such cure period.

5.6.Severance in Connection with a Change in Control.  If both (x) the Company experiences a Change in Control at any time during the Term and (y) at the occurrence of, or within two (2) years after, the Change in Control either (1) the Executive’s employment is terminated by the Company other than for Cause, death, or disability or (2) the Executive resigns for Good Reason, the following provisions shall apply:

(i)“Change in Control” shall mean any one of the following events occurring on or after the Commencement Date: (1) the acquisition by any person of ownership of, holding of or power to vote more than twenty percent (20%) of the Company’s voting stock, (2) the acquisition by any person of the ability to control the election of a majority of the Company’s Board, (3) the acquisition of a controlling influence over the management or policies of the Company by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), or (4) during any period of two consecutive years, individuals (the “Continuing Directors”) who at the beginning of such period constitute the Board (the “Existing Board”) cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director.  Notwithstanding the foregoing, in the case of (1), (2) and (3) hereof, ownership or control of the Company’s voting stock by any subsidiary of the Company or any employee benefit plan sponsored by the Company or any subsidiary shall not constitute a Change in Control.  For purposes of this subparagraph, the term “person” refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization of any other form of entity not specifically listed herein;

(ii)Subject to Section 13 hereof, the Company shall pay or provide to the Executive the following:

A.Executive’s Base Salary through the effective date of termination.

B.The Annual Bonus earned for the calendar year immediately preceding the calendar year of termination to the extent not already paid as soon as practicable, and no later than March 15th of the year following the year to which such Annual Bonus relates.

C.An amount (the “Change in Control Severance”) equal to three-times the sum of (i) the Executive’s Base Salary immediately prior to the Change in Control and (ii) the average of the Annual Bonuses earned for the three (3) years preceding the year of the Change in Control, payable in a lump sum no later than the 60th day after the effective date of termination.

D.The Company shall continue to provide to the Executive the medical, dental and vision coverage provided by the Company or any subsidiary or affiliate (the “Continuing Employee Benefits”) for thirty-six (36) months following the effective date of termination (based on such cost sharing and benefits being provided to the Executive on the effective date of termination, but subject to such changes as the Company may adopt from time to time thereafter for its senior executives), reduced by any similar benefits received from later employment, as if the Executive had continued employment during such period; or, as an alternative, the Company may elect to pay the Executive cash in lieu of such participation in an amount equal to the Company’s cost sharing amount as of immediately prior to the termination of employment, with any such cash payments to be made in accordance with the ordinary payroll practices of the Company.

E.Any equity incentive awards granted the Executive by the Company which have not vested shall vest in the Executive in full as of the Change in Control, with any time- or service-based vesting conditions deemed to be satisfied and any performance-based vesting conditions to be based on performance as of the end of the calendar quarter ending on or prior to the Change in Control.

(iii)It is the intent and agreement of the parties that, absent a written employment agreement superseding this Agreement, the Executive's rights under this Section 5.6 survive the end of the Term by reason of expiration of the Term for the balance of the two (2) year period following a Change in Control that occurs prior to the end of the Term.

5.7.Severance Not in Connection with a Change in Control.  If (x) the Executive is not entitled to the payments and benefits described in Section 5.6 and (y) during the Term either (1) the Company terminates the Term and the Executive’s employment for a reason other than Cause, death or disability or (2) the Executive resigns for Good Reason, subject to Section 13 hereof, the Company shall pay or provide to the Executive the following:

A.The Executive’s Base Salary through the effective date of termination.

B.The Annual Bonus earned for the calendar year immediately preceding the calendar year of termination to the extent not already paid in a lump sum as soon as practicable, and no later than March 15th of the year following the year to which such Annual Bonus relates.

C.An amount (the “Non-Change in Control Severance”) equal to two-times to sum of (i) the Executive’s Base Salary immediately prior to the date of termination and (ii) the average of the Annual Bonuses earned for the three (3) years preceding the year of termination, payable in a lump sum no later than the 60th day after the effective date of termination

D.The Company shall continue to provide to the Executive the Continuing Employee Benefits for a period of twenty-four (24) months following the effective date of the termination (based on such cost sharing and benefits being provided to the Executive on the effective date of termination, but subject to such changes as the Company may adopt from time to time thereafter for its senior executives), reduced by any similar benefits received from later employment, as if the Executive had continued employment during such period; or, as an alternative, the Company may elect to pay the Executive cash in lieu of such participation in an amount equal to the Company’s cost sharing amount as of immediately prior to the termination of employment, with any such cash payments to be made in accordance with the ordinary payroll practices of the Company.

5.8.Return of Documents on Termination.  On termination of the Executive’s employment, the Executive shall promptly return to the Company all Confidential Information, all documents (and all copies thereof) whether in electronic or hard copy form, all equipment and all other property that belongs to the Company except that the Executive may keep a copy of the Executive’s personal contacts so long as all Confidential Information is removed therefrom.

5.9.Release.  The payments and benefits to which the Executive is entitled pursuant to Sections 5.6(ii)(C)-(E) and 5.7(C)-(D) are contingent upon the Executive executing a release agreement in a form reasonably acceptable to the Company, and the applicable revocation period having expired, before the 60th day following effective date of termination.

6.Expenses.  The Company shall reimburse the Executive for his reasonable out-of-pocket expenses incurred pursuant to this Agreement and in connection with the performance of his duties under this Agreement, in accordance with the general policy of the Company.

7.Non-Assignment.  This Agreement and all of the Executive’s rights and obligations hereunder are personal to the Executive and shall not be assignable; provided, however, that upon his death all of the Executive’s rights to cash payments under this Agreement shall inure to the benefit of his surviving spouse, personal representative, designees or other legal representatives, as the case may be.  Any person, firm or corporation succeeding to the business of the Company by merger, purchase, consolidation or otherwise shall assume by contract or operation of law the obligations of the Company hereunder; provided, however, that the Company shall, notwithstanding such assumption, remain liable and responsible for the fulfillment of its obligations under this Agreement.

8.Arbitration.  In the event of a dispute between the Company and the Executive over the terms of this Agreement which is not settled by the parties, the Company and the Executive agree to settle any and all such disputed issues by arbitration in accordance with the then-existing rules of the American Arbitration Association.  The Company and the Executive shall jointly appoint one person to act as the arbitrator.  In the event the Company and the Executive cannot agree to an arbitrator within thirty (30) days, the arbitrator shall be chosen by the American Arbitration Association.  The decision of the arbitrator shall be binding upon the parties and there shall be no appeal therefrom other than for bias, fraud or misconduct.  The costs of the arbitration, including the fees and expenses of the arbitrator, shall be borne fifty (50%) percent by the Company, on the one hand, and fifty percent (50%) by the Executive, on the other, but each party shall pay its own attorneys’ fees and other professional costs and expenses; provided, however, that if the arbitrator shall rule for the Executive, the Company shall pay or reimburse the Executive’s reasonable attorneys’ fees and other professional costs and expenses and the Executive’s share of the arbitration costs incurred in connection with such arbitration as soon as administratively practicable, and no later than sixty (60) days, after the final decision on arbitration in accordance with the Company’s usual payroll practices (not less frequently than monthly).  Notwithstanding the foregoing, it is specifically understood that the Executive shall remain free to assert and enforce in any court of competent jurisdiction such rights, if any, as the Executive may have under federal law, including without limitation, rights arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination and Employment Act of 1967, as amended, and/or the Americans With Disabilities Act of 1990.  Any decision rendered by the arbitrator, except as provided above, shall be final and binding.

9.Excise Tax Limitation.

9.1.Payment Limitation.  Notwithstanding anything contained in this Agreement (or in any other agreement between the Executive and the Company) to the contrary, to the extent that any payments and benefits provided under this Agreement or payments or benefits provided to, or for the benefit of, the Executive under the Trustmark Corporation 1997 Long Term Incentive Plan, the Trustmark Corporation 2005 Stock and Incentive Compensation Plan, the Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan or any other plan or agreement of the Company (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Payments shall be reduced if and to the extent that a reduction in the Payments would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than he would have retained had he been entitled to receive all of the Payments (such reduced amount is hereinafter referred to as the “Limited Payment Amount”).  The Company shall reduce the Payments by first reducing or eliminating payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date the “Determination” (as hereinafter defined) is delivered to the Company and the Executive.

9.2.Determination and Dispute.  The determination as to whether the Payments shall be reduced to the Limited Payment Amount and the amount of such Limited Payment Amount (the “Determination”) shall be made at the Company’s expense by an accounting firm selected by the Company which is designated as one of the four (4) largest accounting firms in the United States or as the Company’s then-current independent auditor, or such other accounting firm reasonably acceptable to the Executive (the “Accounting Firm”).  The Accounting Firm shall provide the Determination in writing, together with detailed supporting calculations and documentation, to the Company and the Executive on or prior to the effective date of termination of the Executive’s employment if applicable, or at such other time as requested by the Company or by the Executive.  Within ten (10) days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the “Dispute”) in writing setting forth the precise basis of the dispute.  If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive.

9.3.Excise Tax Is Obligation of the Executive.  Any Excise Tax with respect to the Executive’s Payments shall be the sole obligation of the Executive, subject to any tax withholding obligation imposed on the Company with respect thereto.

10.Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, legality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11.Other Provisions.

11.1.Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission, email, certified, registered or express United States mail, postage prepaid, or overnight delivery service.  Any such notice shall be deemed given when so delivered personally, sent by facsimile transmission, emailed, or if mailed, five (5) days after the date of deposit in the United States mail, or if sent by overnight delivery service, absent proof of earlier delivery, two (2) business days after delivery to or pickup by the overnight delivery service, as follows:

(i)if to the Company, to:

Trustmark Corporation

248 East Capitol Street

Post Office Box 291

Jackson, MS 39205

Attention: Chairman of Human Resources Committee

(ii)if to the Executive, to the most recent address on file in the Company’s records;

Any party may change its address for notice hereunder by notice to the other parties hereto.

11.2.Entire Agreement.  This Agreement amends and, effective as of the Commencement Date, replaces the Current Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior representations, warranties and agreements, written or oral with respect thereto between the Company and the Executive; provided, however, that any equity compensation awards outstanding on the date of this Agreement shall remain in effect in accordance with their terms except as may otherwise be expressly provided in this Agreement.

11.3.Waivers and Agreements.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

11.4.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi, without regard to its principle of conflicts of law.

11.5.Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

11.6.Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.7.Withholding Taxes.  The Company may withhold or cause to be withheld from the Executive’s compensation all taxes and other amounts as the Company reasonably determines are required by law to be withheld on such basis as it deems appropriate.

11.8.Payment.  The Company may enter into an agreement with any one or more of its subsidiaries for which the Executive performs services or is an officer regarding which entity will pay any amounts or provide any benefits due to the Executive or his designated beneficiary, surviving spouse, or estate, as the case may be, under this Agreement.

11.9.Clawback.  The Executive agrees that any incentive-based compensation or award the Executive receives, or has received, from the Company or any subsidiary or affiliate, pursuant to this Agreement or otherwise, is subject to clawback by the Company as required by federal law and on such basis as the HR Committee determines.

12.Board Approval.  The effectiveness of this Agreement shall be subject to approval by a majority of the Board entitled to vote on the date hereof.

13.Omnibus 409A Provision.

13.1.Intent.  The intent of the parties is that payments and benefits under this Agreement are exempt from the application of Section 409A of the Code or, to the extent not exempt, comply with Section 409A of the Code and applicable guidance issued thereunder and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

13.2.No Impermissible Acceleration or Deferral.  Neither the Executive nor the Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits that are subject to Section 409A of the Code in any matter which would not be in compliance with Section 409A of the Code.

13.3.Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits that are subject to Section 409A of the Code and that are paid upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A of the Code) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Section 409A of the Code is paid, references to a “termination” or “termination of employment” or like references shall mean separation from service.  A separation from service shall not occur under Section 409A of the Code unless the Executive has completely severed his employment or contractor relationship with the Company or the Executive has permanently decreased his services (via his employment relationship or his consulting relationship) to less than fifty percent (50%) of the average level of bona fide services over the immediately preceding 36-month period (or the full period if the Executive has been providing services for less than 36 months).  A leave of absence shall only trigger a termination of employment that constitutes a separation from service at the time required under Section 409A of the Code.

13.4.Mandatory Payment Deferral to Specified Employee.  If the Executive is deemed on the date of separation from service with the Company to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided prior to the earlier of (1) the expiration of the six-month period measured from the date of the Executive’s separation from service or (2) the date of the Executive’s death (the “409A Deferral Period”).  In the case of benefits that are subject to Section 409A of the Code, however, the Executive may pay the cost of benefit coverage, and thereby obtain benefits, during such six-month delay period and then be reimbursed by the Company thereafter when delayed payments are made pursuant to the next sentence.  On the first day after the end of the 409A Deferral Period, all payments delayed pursuant to this Section 13.4 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

13.5.Reimbursements.  With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits that are subject to Section 409A of the Code, except as permitted by Section 409A of the Code, (1) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (2) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive, provided that (2) above shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Company’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred.

13.6.Separate Payments.  For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.  If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A of the Code, each installment shall be treated as a separate payment.  In the event any payment payable upon termination of employment would be exempt from Section 409A of the Code under Treasury Regulation § 1.409A-1(b)(9)(iii) but for the amount of such payment, the determination of the payments to the Executive that are exempt under such provision shall be made by applying the exemption to payments based on chronological order beginning with the payments paid closest in time on or after such termination of employment.

13.7.Payment Timing Rule.  When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the effective date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. The Company, in its sole discretion, may utilize any payment rule to adjust the time of payment as is permitted under the fixed, scheduled or other payment rules, as applicable, of Section 409A of the Code and the Treasury Regulations thereunder (such as making a payment up to thirty (30) days early, or making monthly payments in one or more payments during the month). Any payments that are subject to the release requirement described in Section 5.9 and are scheduled to be paid prior to the date the release becomes effective shall be paid in a lump sum, without interest, with the first scheduled payment following the effectiveness of the release and, if any such amounts are subject to Section 409A of the Code and the period during which the Executive has discretion to sign or revoke the release straddles two calendar years, such amounts will be paid without interest in the second calendar year.

13.8.Taxes, Interest and Penalties Are Obligation of the Executive.  Notwithstanding any of the provisions of this Agreement, the Company shall not be liable to the Executive if any payment or benefit which is to be provided pursuant to this Agreement or otherwise and which is considered deferred compensation subject to Section 409A of the Code fails to comply with, or be exempt from, the requirements of Section 409A of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TRUSTMARK CORPORATION

By:Adolphus B. Baker

Adolphus B. Baker

Chairman of the Human Resources Committee

EXECUTIVE

By:/s/ Gerard R. Host

Gerard R. Host